EXHIBIT 99.1

TEJON RANCH PRESIDENT AND CEO TO RETIRE

May 7, 2013 – Tejon Ranch, CA – (BusinessWire) - (NYSE – TRC) Robert A. Stine, President and CEO of Tejon Ranch Company, announced today that he plans to retire at the end of 2013. He made the announcement at the Company’s Annual Shareholders’ Meeting. Mr. Stine, whose 17 years at the helm of Tejon Ranch makes him the longest-tenured CEO in the Company’s history, will continue to serve on its Board of Directors.

After becoming aware of Mr. Stine’s intention to retire, the Board began to implement the Company’s succession plan, which it reviews and updates on an annual basis. A Board committee, headed by independent director John Goolsby, was formed to lead the effort to locate Mr. Stine’s successor and has retained the services of an executive search firm to help identify qualified candidates, both internal and external.

“Bob Stine has established quite a legacy,” said Kent G. Snyder, chairman of the board of Tejon Ranch Company. “In 1996, when he took over leadership of Tejon Ranch, the company was primarily focused on its ranching and farming operations. In his 17 years at the Ranch, he has transformed Tejon into a truly diversified land development and agribusiness company committed to building long-term shareholder value.”

“The last 17 years have been the highlight of my career,” said Stine. “It’s been a privilege and an honor to work on this California landmark and I’m proud of what we accomplished—creating a master plan for the entire Ranch; successfully entitling Tejon Mountain Village and the Tejon Ranch Commerce Center; seeing the growth in industrial and commercial development at the Commerce Center and its emergence as a prime retail destination, highlighted by the prospect of the forthcoming Outlets at Tejon Ranch; and negotiating California’s most significant private conservation agreement. There are many more milestones I could list, but instead of looking back, it’s more important we look forward. The future of Tejon Ranch is extraordinarily bright, but it’s time for me to move to the next chapter of my life and turn over the reins of the company to new leadership. My retirement from full time employment will allow my wife and me more time to be with our growing grandchildren and for travel. I look forward to working with the new president, as a member of the board, and watching Tejon Ranch Company continue to grow.”

The Board will continue to review and interview prospective candidates with the intention of having a new president in place well before Mr. Stine retires. It believes it is important, as noted in the succession plan, that there be an orderly transition in leadership.

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About Tejon Ranch

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

CONTACT:

Barry Zoeller

Vice President, Corporate Communications & Marketing

(661) 663-4212

bzoeller@tejonranch.com